EXECUTION COPY

Exhibit 99.3

ASSET PURCHASE AGREEMENT

AMONG

CAS SYSTEMS, INC.

CERTAIN SHAREHOLDERS OF CAS SYSTEMS, INC.

BARRY HANSON, AS REPRESENTATIVE

3079028 NOVA SCOTIA COMPANY

RAINMAKER SYSTEMS, INC.

AND

RAINMAKER SYSTEMS (CANADA) INC.

Dated January 25, 2007

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated “xxxxx”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

-i-

EXHIBITS AND SCHEDULES
Exhibit A	-	Excluded Assets
Exhibit B	-	Assumed Liabilities
Exhibit C	-	Required Consents
Exhibit D	-	Form of Promissory Note
Schedule 3(e)(iv)	-	Applicable US Dollar Amount for Earn-Out Calculation
Schedule 5(e)	-	Disclosure
Schedule 5(h)	-	Litigation; Consents
Schedule 5(i)	-	Employees
Schedule 5(k)	-	Taxes
Schedule 5(n)	-	Tangible Assets
Schedule 5(o)	-	Canadian Benefit Plans
Schedule 5(p)	-	Intellectual Property
Schedule 5(q)	-	Brokers and Finders Fees
Schedule 0	-	Contracts
Schedule 5(t)	-	Prepaid Expenses
Schedule 5(u)	-	Capital Stock; Ownership

-ii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made this 25th day of January 2007, by and among CAS Systems, Inc., a California corporation (“CAS”), certain shareholders of CAS listed on the signature page hereto (each, a “Shareholder” and collectively, the “Shareholders”), Barry Hanson, as representative of the shareholders of CAS (in such capacity, the “Representative”), 3079028 Nova Scotia Company, a Nova Scotia unlimited liability company and a wholly-owned subsidiary of CAS (“Seller” and together with CAS and the Shareholders, collectively the “Sellers”), Rainmaker Systems, Inc., a Delaware corporation (“Rainmaker”) and Rainmaker Systems (Canada) Inc., a Canadian federal corporation and wholly-owned subsidiary of Rainmaker (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of providing sales lead generation and market intelligence to business customers (the “Business”);

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell, assign and transfer to Buyer, certain of the assets of Seller in consideration for the Purchase Price, and upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, concurrently herewith, CAS, as seller, Rainmaker, the sole shareholder of Buyer, as buyer, Seller, Shareholders, Buyer and Representative are entering into an asset purchase agreement of even date herewith (the “U.S. Asset Purchase Agreement”) pursuant to which Rainmaker will purchase and acquire from CAS certain assets of CAS, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Sale and Transfer of Assets.

Subject to the terms and conditions hereinafter set forth, the Seller hereby sells, assigns and transfers to the Buyer and the Buyer hereby purchases, acquires and accepts from the Seller, effective as of the Closing Date, all of the right, title and interest of Seller in and to all of its assets, other than the Excluded Assets (as defined below) (such assets, other than the Excluded Assets, are hereinafter collectively referred to as the “Assets”), including, without limitation:

(a) all tangible assets identified on Schedule 5(n);

(b) all software products;

(c) all customer contracts relating to the Business, service agreements with placement agencies, employment agreements with Transferred Employees and any other contracts relating to the Business, other than employment agreements with employees other than Transferred Employees;

(d) all Intellectual Property rights of Seller, and any licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions. For purposes of this Agreement, “Intellectual Property” shall mean any of the following: (1) Canadian and non-Canadian patents, and applications for either; (2) registered and unregistered trade-marks, service marks and other indicia of origin, pending trade-mark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (3) registered and unregistered copyrights and mask works, and applications for registration of either; (4) internet domain names, applications and reservations therefor, uniform resource locators (“URLs”) and the corresponding Internet sites (collectively, the “Sites”); (5) trade secrets and proprietary information not otherwise listed in (1) through (4) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (6) any good will associated with any of the foregoing;

(e) (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing;

(f) all cash, and

(g) all servers, desktop computers, laptop computers, computer hardware and other office equipment owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

Notwithstanding anything to the contrary contained herein, it is understood that Seller is not selling and Buyer is not buying (i) the minute books, stock record books, stock ledgers and tax records of Seller; and (ii) any assets of Seller set forth on Exhibit A (collectively, the “Excluded Assets”).

2.	Purchase Price.

(a) The consideration for the Assets (the “Purchase Price”) will be one million five hundred thousand dollars ($1,500,000). The Purchase Price shall be delivered by Buyer to Seller as follows: (i) six hundred thousand dollars ($600,000) by wire transfer on the Closing Date, (ii) six hundred thousand dollars ($600,000) payable over three (3) years pursuant to the terms of a promissory note in substantially the form of Exhibit D (the “Promissory Note”) and

(iii) subject to the satisfaction of the Post-Closing Earn Out Conditions or the Post-Closing Earn Out Conditions Following a Sales Event, as the case may be, three hundred thousand dollars ($300,000) (the “Earn Out”) payable as provided in Section 3 below. In addition, Buyer will assume the Assumed Liabilities as provided in Section 4(b) below. For purposes of this Agreement, “Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in San Francisco, California, shall be authorized or required by law to close.

(b) Notwithstanding the foregoing, Buyer may withhold from its payments under Sections 2(a)(ii), 2(a)(iii) and 3(a) the equivalent of any amounts then in dispute relating to indemnification obligations arising under this Agreement, provided that the withheld amount, to the extent not applied in satisfaction of indemnification obligations, shall be delivered to Seller as described above promptly upon resolution of such dispute.

(c) Buyer nor any attorney, accountant or other advisor of Buyer has made, nor makes, any representations or warranties to Seller or the Shareholders regarding the tax treatment of the transfer of the Assets and any other transactions contemplated by this Agreement or any of the tax consequences contemplated hereby or thereby, and Seller, CAS and the Shareholders acknowledge that Seller, CAS and the Shareholders are relying solely on their own tax advisors in connection with this Agreement and the transactions contemplated by this Agreement.

(d) By its signature to this Agreement, Rainmaker hereby agrees to guarantee, on a solidary basis with the Buyer, any and all of the payment obligations of the Buyer hereunder.

3.	Purchase Price Adjustments; Earn Out.

(a) Pre-Closing Adjustments. Seller has delivered to Buyer an estimated consolidated balance sheet for CAS (the “Estimated Closing Date Balance Sheet”) and an estimated calculation of the Current Asset Value Shortfall (as defined below), in each case, measured as of the Closing Date after giving effect to the payment of, or reservation for, all liabilities and other obligations described in Section 4(a) below. Seller shall also provide Buyer with copies of all work papers and other documents and data as were used to prepare the Estimated Closing Date Balance Sheet. If the Estimated Closing Date Balance Sheet shows a Current Asset Value Shortfall, the Purchase Price payable under Section 2(a)(i) above shall be reduced by the aggregate amount of such Current Asset Value Shortfall multiplied by 30%, and the aggregate Purchase Price to be paid to Seller, as set forth in Section 2(a) above, shall be adjusted accordingly. As used herein, “Current Asset Value Shortfall” means the amount by which (x) current assets minus total liabilities, excluding deferred revenue and operating leases assumed by Buyer (in each case, determined on a consolidated basis in U.S. dollars for CAS), is less than (y) US$1,300,000.

(b) Post Closing Adjustments. As soon as practicable after the Closing Date, Buyer shall cause its accountants to prepare and deliver to the Representative a consolidated balance sheet for CAS (the “Closing Date Balance Sheet”) and a calculation of the Current Asset Value Shortfall, in each case, measured as of the close of business on the Closing Date, prepared in accordance with United States generally accepted accounting principles (“GAAP”). Buyer

-3 -.

shall endeavor in good faith to cause its accountants to deliver to the Representative the Closing Date Balance Sheet and calculation of the Current Asset Value Shortfall within 60 days after the Closing Date; provided, however, that if the Closing Date Balance Sheet is not delivered to the Representative by Buyer’s accountants within 60 days after the Closing Date, the Estimated Closing Date Balance Sheet shall be the final consolidated balance sheet of CAS for purposes of this Section 3. Buyer shall also make available to the Representative copies of all work papers and other documents and data as was used to calculate the Closing Date Balance Sheet, and Buyer shall set out all proposed adjustments in reasonable detail in a written statement delivered to Representative. The Representative shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the accompanying calculation of the Current Asset Value Shortfall and make any proposed adjustments thereto as provided in Section 3(c) below. If it is determined after completion of the time and procedure described in Section 3(c) below that there is a Current Asset Value Shortfall in excess of the estimated Current Asset Value Shortfall and the Representative does not dispute such determination as described in Section 3(c) below, an amount equal to the excess Current Asset Value Shortfall multiplied by 30% shall be deducted from the Purchase Price payable under Sections 2(a)(ii) and 2(a)(iii) by Buyer (such deduction to be allocated to amounts payable under one or both of such Sections as Buyer shall determine in its sole discretion).

(c) Dispute Resolution Procedures. The Representative shall have until thirty (30) days after the receipt of the Closing Date Balance Sheet and the accompanying Current Asset Value Shortfall calculation to review such calculation and propose any adjustments thereto. All adjustments proposed by the Representative shall be set out in reasonable detail in a written statement delivered to Buyer (the “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet, unless Buyer shall object in writing to such proposed adjustments (the proposed adjustment or adjustments to which Buyer objects are referred to herein as the “Contested Adjustments” and Buyer’s objection notice is referred to herein as the “Contested Adjustment Notice”) within thirty (30) days of Buyer’s receipt of the Adjustment Statement. If Buyer delivers a Contested Adjustment Notice to the Representative, Buyer and the Representative shall attempt in good faith to resolve their dispute regarding the Contested Adjustments, but if a final resolution thereof is not obtained within ten (10) days after Buyer delivers to the Representative said Contested Adjustment Notice, either Buyer or the Representative may retain for the benefit of all the parties hereto a nationally recognized independent accounting firm acceptable to both the Representative and Buyer (the “Independent Accountant”) to resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is retained, then (i) the Representative and Buyer shall each submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments and their respective calculation of the Current Asset Value Shortfall, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and (ii) the Independent Accountant shall, within thirty (30) days after receiving the positions of both the Representative and Buyer and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and nonappealable by, the Representative and Buyer. The fees and expenses of the Independent Accountant shall be paid one-half by the Shareholders and one-half by Buyer; provided, however, that if the Current Asset Value Shortfall as finally determined by the Independent Account and set forth in the Settlement Amount Certificate (defined below) is closer to the Current Asset Value Shortfall submitted by the Representative than to the Current Asset Value Shortfall submitted by Buyer, then Buyer shall pay 100% of the fees and expenses of the Independent Accountant. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final Current Asset Value Shortfall calculation measured as of the Closing Date (the “Settlement Amount Certificate”). The Closing Date Balance Sheet shall be deemed to include all proposed adjustments not disputed by Buyer and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.

(d) Settlement Date. There shall be a “Settlement Date” after the calculation of the Current Asset Value Shortfall measured as of the Closing Date which shall mean the following, as applicable:

(i) If the Representative has not timely delivered an Adjustment Statement to Buyer, thirty-five (35) Business Days after the date the Representative receives the Current Asset Value Shortfall calculation;

(ii) If the Representative has timely delivered an Adjustment Statement and Buyer has not timely delivered a Contested Adjustment Notice, thirty-five (35) Business Days after the date Buyer receives the Adjustment Statement;

(iii) If the Representative and Buyer have any disputes regarding Contested Adjustments and they resolve those disputes, five (5) Business Days after such resolution;

(iv) Five (5) Business Days after the Independent Accountant delivers the Settlement Amount Certificate, if applicable; or

(v) Such other date as shall be mutually agreed between the Representative and Buyer.

(e) Earn Out.

(i) As soon as practicable after December 31, 2007 (or, if sooner, as soon as practicable after a Sales Event (as hereinafter defined)), Buyer shall prepare and deliver to the Representative a statement of earned revenues generated directly by the Assets and paid or payable by all business units of xxxxx (collectively, xxxxx and all business units of xxxxx) (the “Statement of Revenues”), in each case, measured in U.S. dollars for (x) the full 2007 calendar year or (y) in the event of a Sales Event prior to December 31, 2007, the portion of the 2007 calendar year elapsed through the date of such Sales Event (including, in the case of each of the preceding clauses (x) and (y), the portion of such year occurring prior to the Closing Date) and, in each case, prepared in accordance with United States generally accepted accounting principles (“GAAP”). Buyer shall endeavor in good faith to deliver to the Representative the Statement of Revenues by February 15, 2008, in the case of the preceding clause (x), and within 20 Business Days after the Sales Event, in the case of the preceding clause (y). Buyer shall also make available to the Representative copies of all work papers and other documents and data as was used to calculate the Statement of Revenues. The Representative shall have the right to dispute the Statement of Revenues (and any items therein) as provided in Section 3(e)(iii) below.

(ii) If (A) on the first anniversary of the Closing Date both xxxxx are clients in good standing of Buyer in respect of the Business associated with the Assets and (B) it is determined, after completion of the Statement of Revenues, and after completion of the time and procedure described in Section 3(e)(iii) below if Representative disputes the Statement of Revenues, that both (1) earned revenues, recognized in accordance with GAAP, for calendar year 2007 (including the portion of such year occurring prior to the Closing Date) generated directly by the Assets and paid or payable by xxxxx is equal to or greater than xxxxx in the aggregate and (2) earned revenues, recognized in accordance with GAAP, for calendar year 2007 (including the portion of such year occurring prior to the Closing Date) generated directly by the Assets and paid or payable by xxxxx is equal to or greater than xxxxx ((A) and (B) being, collectively, the “Post-Closing Earn Out Conditions”), then Buyer shall promptly pay the Earn Out to Seller by wire transfer, subject to Buyer’s rights under Section 2(b) hereof and Section 15(d) of the U.S. Asset Purchase Agreement; provided, however, that if the Post-Closing Earn Out Conditions are not satisfied in full, then no Earn Out shall be due and Buyer shall have no obligation to pay all or any portion of the Earn Out to Seller, subject to Section 3(e)(iv) below.

(iii) The Representative shall have until thirty (30) days after the receipt of the Statement of Revenues to review such statement. If the Representative disputes Buyer’s Statement of Revenues, he shall so notify Buyer on or prior to the expiration of such 30-day period. Buyer and Representative shall then submit the matter to BDO Seidman LLP (“BDO”). BDO shall submit its written Statement of Revenues to the parties concurrently with the completion of its audit of Buyer’s financial statements for the fiscal year ending December 31, 2007. The decision of BDO shall be final and binding on, and nonappealable by, the parties.

(iv) If (A) prior to December 31, 2007, Buyer sells all or substantially all of the Assets to a third party (other than an Affiliate of Buyer) (a “Sales Event”), (B) xxxxx are clients in good standing of Buyer in respect of the Business associated with the Assets on the closing date of such Sales Event and (C) it is determined, after completion of the Statement of Revenues, and after completion of the time and procedure described in Section 3(e)(iii) above if Representative disputes the Statement of Revenues, that both (1) earned revenues, recognized in accordance with GAAP, for calendar year 2007 (including the portion of such year occurring prior to the Closing Date) through the Business Day immediately preceding the closing date of such Sales Event generated directly by the Assets and paid or payable by xxxxx is in the aggregate equal to or greater than the applicable U.S. dollar amount set forth on Schedule 3(e)(iv) and (2) earned revenues, recognized in accordance with GAAP, for calendar year 2007 (including the portion of such year occurring prior to the Closing Date) through the Business Day immediately preceding the closing date of such Sales Event generated directly by the Assets and paid or payable by xxxxx is equal to or greater than the applicable U.S. dollar amount set forth on Schedule 3(e)(iv) ((A), (B) and (C) being, collectively, the “Post-Closing Earn Out Conditions Following a Sales Event”), then Buyer shall promptly pay the Earn Out to Seller by wire transfer, subject to Buyer’s rights under Section 2(b) hereof and Section 15(d) of the U.S. Asset Purchase Agreement; provided, however, that if the Post-Closing Earn

Out Conditions Following a Sales Event are not satisfied in full, then no Earn Out shall be due under this Section 3(e)(iv) and Buyer shall have no obligation under this Section 3(e)(iv) to pay all or any portion of the Earn Out to Seller. As used herein, the term “Affiliate” shall mean, in respect of any specified person or entity (“Person”), any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise).

(v) For purposes of this Section 3(e), earned revenues generated directly by the Assets shall include all lead generation DMID service revenues, all event support service revenues and all telesales service revenues generated by the Assets and paid or payable by xxxxx, without regard to the location where such services are performed. Buyer shall not take any action in bad faith intended to prevent Seller or Shareholders from satisfying the conditions precedent to the payment of the Earn Out to Seller.

(vi) If Buyer fails to pay all or any portion of the Earn Out when due as provided above under this Section 3, and if the conditions for such Earn Out have been fully satisfied as determined by BDO, then the unpaid principal amount of the Earn Out shall accrue interest until paid at the interest rate per annum then applicable to principal outstanding under the Promissory Note.

4.	Assumption of Liabilities.

(a) Without limiting Section 4(c) below, the parties agree and acknowledge that prior to the Closing Date, Seller will pay or reserve against all liabilities other than deferred revenues and operating leases assumed by Buyer under Section 4(b) below.

(b) On the Closing Date, effective upon consummation of the Closing, Buyer shall assume and agree to discharge only the liabilities and obligations of Seller identified on Exhibit B hereto (the “Assumed Liabilities”), which liabilities shall specifically include banked vacation entitlement or accrued vacation pay owing to Transferred Employees as at the Closing Date.

(c) Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer shall not assume and shall not be liable for any liabilities and obligations of Seller, the Shareholders or the conduct of the Business by Seller of whatever nature whether presently in existence or arising hereafter, except for the Assumed Liabilities. All such liabilities and obligations, other than the Assumed Liabilities, shall be retained by and remain liabilities and obligations of Seller and the Shareholders, as the case may be (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume and shall not be liable for any of the following liabilities or obligations of Seller or the Shareholders: (i) any and all taxes levied by and owing to any foreign, federal, provincial, territorial, municipal or local taxing authority with respect to the ownership or use of the Assets by Seller or the conduct of the Business by Seller; (ii) any liabilities or obligations related to the Excluded Assets or which are not directly incident to or arising out of or incurred with respect to the Business; (iii) all lawsuits, claims and other liabilities or obligations arising in connection with all actions, suits, claims, investigations or proceedings to the extent relating to the conduct of the Business by Seller or the ownership of the Assets by Seller; (iv) subject to Section 12 below, all liabilities or obligations relating to the employment, failure to employ or termination of employment of any individual with respect to the Business by Seller or relating to or under any labour agreements or employee benefit or compensation arrangements, plans, programs, policies, practices or agreements, including, without limitation, severance or accrued vacation pay, of Seller or for the benefit of employees of Seller, the whole to the extent that such liabilities do not relate to Transferred Employees, as defined below; (v) any liability arising under Environmental Laws (as such term is defined in Section 5(j) hereof) with respect to the conduct of the Business by Seller; (vi) any indebtedness for borrowed money or otherwise of Seller or the Shareholders; (vii) any amounts payable to Seller’s affiliates; or (viii) any workers’ compensation claims relating to employees of Seller.

5.	Representations and Warranties of Sellers.

As of the Closing Date, Sellers jointly and severally represent and warrant to Buyer as follows:

(a) Organization and Good Standing. Seller is an unlimited liability company duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia. Seller has the full power and authority to own its properties, to carry on its business as presently conducted and to sell and convey the Assets to Buyer. Seller has no subsidiaries nor does Seller otherwise have any equity interest in any other Person.

(b) Execution and Effect of Agreement. Seller has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of Seller’s obligations hereunder have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and each Shareholder and constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”).

(c) No Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any provision of Seller’s Memorandum of Association or Articles of Association, (ii) (with or without the giving of notice or the lapse of time or both) violate, or result in a breach of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate the performance required by, any of the terms of any agreement, lease, mortgage, indenture or other instrument to which Seller or any Shareholder is a party or by which it is bound, or (iii) violate or conflict with any judgment, decree, order or award of any court, governmental body or arbitrator, or, any law, rule or regulation applicable to Seller, or any Shareholder, nor will the same result in the creation of any Liens (as such term is defined in Section 5(d)hereof) upon any of the Assets.

(d) Title to Assets. Seller is the owner of the Assets, and, by the execution and delivery on the Closing Date of the instruments of transfer provided for herein, Buyer will be vested with good, valid and marketable title to each of the Assets, free and clear of all liens, mortgages, pledges, prior claims, hypothecs, imperfections of title, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever (collectively, “Liens”). There are no Liens on any of the Assets as of the Closing Date.

(e) Absence of Certain Changes or Events. Except as set forth on Schedule 5(e), since December 31, 2005, there has not been: (i) any event or circumstance which is reasonably likely to have a material adverse effect on the Assets (a “Material Adverse Effect”), (ii) any damage, destruction, or casualty loss, whether or not covered by insurance, to any Assets (iii) any disposition or use of the Assets by Seller other than in the ordinary course of business consistent with past practice, or (iv) any Lien created on any Asset.

(f) Compliance with Laws. The Business has been conducted, and is presently being conducted, in compliance with all applicable requirements of laws, ordinances, regulations and rules and all applicable requirements of governmental bodies and agencies having jurisdiction over Seller, except for such non-compliance as is not reasonably likely to have a Material Adverse Effect.

(g) Financial Reports. Seller has delivered to Buyer the reviewed consolidated financial statements of Seller as of and for the fiscal year ended December 31, 2005 and the unaudited consolidated financial statements of Seller as of and for the nine months ended September 30, 2006, all of which are true and correct in all material respects. There are no material inaccuracies, undisclosed liabilities or discrepancies contained or reflected therein.

(h) Litigation; Consents. There is no action, suit, litigation, administrative or arbitration proceeding or formal governmental inquiry or investigation pending or, to the best knowledge of Seller and Shareholders, threatened against or affecting Seller, or any of their respective properties or rights. There are no such actions, suits, litigation, administrative or arbitration proceedings or formal governmental inquiries or investigations pending or, to the best knowledge of Seller and Shareholders, threatened which seek to restrain or prohibit or otherwise challenge the execution, delivery and performance of this Agreement or the consummation, legality or validity of the transactions contemplated hereby. Seller is not in violation of any term of any judgment, decree, injunction or order entered by any court or governmental authority and outstanding against it or otherwise binding on any of its assets. No consent, approval or authorization of or filing with any governmental authority or other third party on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby.

(i) Employees. Schedule 5(i) contains the titles or positions of all individuals who are employed by Seller to work in the Business (“Employees”), their dates of hire and the location of their employment, a list of all written contracts with Employees, a summary of the terms of all oral contracts with Employees, their remuneration, and a list of all collective agreements and Canadian Benefit Plans (as hereinafter defined) applicable to each Employee. Schedule 5(i) also contains a list of all persons receiving compensation in excess of $100 per week for work or services provided to Seller in respect of the Business who are not Employees and particulars of their terms of engagement. Schedule 5(i) also lists any Employee on maternity, sick leave and/or disability leave, and the date upon which they are expected to return to work.

(ii) Except as disclosed in Schedule 5(i), Seller is not a party to nor bound by or subject to any collective agreement relating to the Employees, has not made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement, is not required to recognize any labour union or employee association representing its Employees or any agent having bargaining rights for its Employees and, to the knowledge of Seller, there is no current attempt to organize, certify or establish any labour union or employee association with respect to any of the Employees nor has there been any attempt to do so during the five (5) year period preceding the date hereof. To Seller’s knowledge, there are no threatened labour disputes or work stoppages relating to, or connected with, the Business.

(iii) Except as disclosed in Schedule 5(i), Seller is not a party to any oral or written consulting contract, employment agreement, management contract, labour services contract or similar agreement or arrangement for services to be provided by one or more particular individuals to Seller, and, none of the Employees is employed on other than an indefinite hiring basis terminable on reasonable notice in accordance with applicable law without further liability to Seller, and Seller has not made any commitment or agreement with respect to the period of notice, the payment of money or otherwise with respect to the termination of employment of any of the Employees.

(iv) Except as disclosed in Schedule 5(i), there are no notices of reassessment or penalty assessments or any other communications related thereto which Seller has received from any governmental authority relating to any workers’ compensation regime or any similar regulatory regime administered by a governmental authority, and there are no assessments relating to such regimes which are unpaid on the date hereof.

(v) Except as disclosed in Schedule 5(i), there are no unpaid or outstanding salaries, wages, overtime, bonuses, commissions, incentive payments and other like payments, other than banked vacation entitlement or accrued vacation pay, owed to the Transferred Employees on the date hereof.

(vi) The reviewed consolidated financial statements of Seller as of and for the fiscal year ended December 31, 2005 and the unaudited consolidated financial statements of Seller as of and for the nine months ended September 30, 2006 accurately reflect all banked and deferred overtime compensation, time-off entitlements, severance, banked sick leave, retirement benefits and benefits due or accruing under Canadian Benefit Plans to all employees as of the date of such financial statements.

(j) Environmental Matters. To the best knowledge of Seller and Shareholders, the operations of the Business are in compliance in all material respects with all applicable federal, provincial, territorial, municipal or local and other governmental statutes, codes, rules, policies, regulations, ordinances, by-laws, decrees, orders and other requirements of law (including the common law) relating to the protection of human health and safety and the environment (collectively, “Environmental Laws”) and the Business has obtained and is in compliance with all necessary Permits, licenses and certificates issued pursuant to Environmental Laws.

(k) Taxes. Seller has accurately prepared and duly and timely filed all tax returns required to be filed by Seller or on behalf of Seller on or prior to the date hereof. Except as set forth on Schedule 5(k), all taxes owed by or with respect to Seller (whether or not shown on any tax return) have been paid in full. Seller is not currently the beneficiary of any extension of time within which to file any tax return. No deficiencies for any taxes have been asserted or assessed against Seller which remain unpaid. There are no tax Liens upon any of the Assets. All amounts required to be withheld by Seller (including from employees of Seller for income taxes, social security and other payroll taxes) have been collected and withheld and have been paid to the respective governmental agencies. None of the Assets is treated as being owned by a person other than Seller for tax purposes.

For purposes of this Agreement, (i) “tax” shall mean all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any governmental authority under any applicable tax legislation, including, Canadian federal, provincial, territorial, municipal and local, foreign or other income, capital, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, franchise, withholding, payroll, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, employment insurance premiums, and provincial workers’ compensation payments, including any interest, penalties and fines associated therewith; and (ii) “tax return” shall mean all reports, elections, returns, and other documents required to be filed under the provisions of any tax legislation and any tax forms required to be filed, whether in connection with a tax return or not, under any provisions of any applicable tax legislation.

(l) Permits and Approvals.

Seller has all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities (collectively, the “Permits”) necessary or required for the conduct of the Business as presently conducted by Seller. Within the past eighteen months, Seller has not received a written notice alleging a violation or probable violation or notice of revocation or other written communication from or on behalf of any governmental entity, which violation has not been corrected or otherwise settled, alleging (i) any violation of any Permit or (ii) that Seller requires any Permit not currently held by Seller.

(m) Inventory. Seller has no inventory.

(n) Tangible Assets. Schedule 5(n) lists all servers, desktop computers, laptop computers, computer hardware and other office equipment owned or leased by Seller (wherever located and whether or not carried on Seller’s books).

(o) Canadian Benefit Plans.

(i) “Canadian Benefit Plans” means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counseling, pension, retirement or supplemental retirement benefit plan, arrangement or agreement, including any defined benefit or defined contribution pension plan and any group registered retirement savings plan, and any other similar employee benefit plan, arrangement or agreement, whether oral or written, formal or informal, funded or unfunded, including policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are sponsored or maintained or contributed to or required to be contributed to, by Seller, for the benefit of any of the employees of Seller, former employees of Seller or beneficiaries of any of them, whether or not insured, and whether or not subject to any applicable Canadian law, except that the term “Canadian Benefit Plans” shall not include any statutory plans with which the Seller is required to comply, including the Canada Pension Plan or plans administered pursuant to applicable provincial health tax, workers’ compensation, and employment insurance legislation.

(ii) Set forth in Schedule 5(o) is an accurate and complete list of each Canadian Benefit Plan in which the employees and former employees of Seller participate or participated while an employee of Seller. Except as set forth on Schedule 5(o), Seller does not maintain, sponsor to contribute to or have liability in respect of and has not maintained, sponsored or contributed to, or had any liability with respect to and does not have any obligation to maintain, sponsor or contribute to any Canadian Benefit Plan. Copies of each written Canadian Benefit Plan, as amended to the date hereof, together with a copy of all historical Canadian Benefit Plan documents and predecessor plan documents, as well as summary descriptions of the Canadian Benefit Plans and member communications provided to employees and former employees of Seller, annual information returns and investment reports and policies, and all Canadian Benefit Plan financial statements and actuarial valuation reports have been provided to or made available to the Buyer. In the case of each unwritten Canadian Benefit Plan, a written description thereof which accurately describes all material provisions of such Canadian Benefit Plan, as amended to the date hereof, has been provided to or made available to the Buyer. There have been no promised improvements, increases or changes to the benefits provided under any Canadian Benefit Plan.

(iii) Each Canadian Benefit Plan is, and has been, established, registered (where required), administered and invested in compliance with the terms of such Canadian Benefit Plan and all applicable Canadian law.

(iv) None of the Canadian Benefit Plans provides post-employment or post-retirement benefits to employees or any former employees of Seller or to or in respect of the beneficiaries of such employees and former employees. For certainty, the employees do not accrue benefits under a registered pension plan offered by Seller.

(v) None of the Canadian Benefit Plans requires or permits a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured or self-insured Canadian Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(vi) Neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement will result in any payment (including without limitation bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Canadian Benefit Plan; increase any benefits otherwise payable under any Canadian Benefit Plan; entitle any employee to any job security or similar benefit or any enhanced benefits; or result in the acceleration of the time of payment or vesting of any benefits otherwise payable under any Canadian Benefit Plan, or result in any Canadian Benefit Plan becoming terminable other than at the sole and unfettered discretion of Seller.

(p) Intellectual Property. Schedule 5(p) sets forth each and every item of Intellectual Property owned by Seller, except that (1) copyrights which are not the subject of a registration or application therefor, and (2) items included in subsection (5) of the definition of Intellectual Property contained in Section 1(e) herein shall be listed only if they are material to the Assets; provided, however, that Schedule 5(p) shall not set forth those items included in subsection (6) of the definition of Intellectual Property contained in Section 1(e).

(i) Additionally, Schedule 5(p) sets forth each and every item of Intellectual Property material to the Business that is licensed by Seller as licensor and that has not been terminated, together with the (i) owner, (ii) the licensee, (iii) the jurisdiction(s) where licensed for use, (iv) the royalty or other fees payable by the licensee, and (v) the license agreement, listed by date of earliest expiry, with respect to each such item.

(ii) Additionally, Schedule 5(p) sets forth each and every material license or other material agreement that has not been terminated by which Seller has obtained rights with respect to any Intellectual Property (other than licenses arising from the purchase or other lawful acquisition or use of standard “off the shelf” products), together with the (i) identity of the licensor, (ii) the type of rights licensed, (iii) the Intellectual Property licensed, (iv) the royalty or other fees payable by Seller and (v) the license agreement listed by date of earliest expiry.

(iii) The Intellectual Property and rights under licenses and agreements set forth on Schedule 5(p) includes all Intellectual Property rights necessary or material to the Business and the Assets on the Closing Date other than “off the shelf” products and, other than “off the shelf” products, Seller does not use any Intellectual Property which is not owned by Seller or licensed under an agreement listed on Schedule 5(p). The Assets, or Seller’s use thereof, do not violate, infringe, misappropriate or misuse any Intellectual Property rights.

(iv) Except as is set forth on Schedule 5(p), each item of Intellectual Property listed on Schedule 5(p) that is shown on said Schedule as registered, filed, issued or applied by, for, or on behalf of Seller has been duly and validly registered in, filed in or issued by the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trade-marks, copyrights or Internet domain names in the various jurisdictions (national and local) indicated on such Schedule, and except as set forth on such Schedule, each such registration, filing, application and/or issuance (a) has not been abandoned, cancelled or otherwise transferred or assigned, (b) has been maintained effective by all requisite filings, renewals and payments, and (c) remains in full force and effect as of the Closing Date. Except as set forth on Schedule 5(p), there are no actions that must be taken or payments that must be made by Seller, or Buyer with respect to each such registration, filing, application and/or issuance within one hundred and eighty (180) days following the Closing Date that, if not taken or made, would adversely affect the applicable Intellectual Property or the right of Seller or Buyer to use same as and where used as of the Closing Date. Except for “off the shelf” products or the Intellectual Property listed under Section 5(p)(ii) above, Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property set forth on Schedule 5(p).

(v) Copies of all items of Seller’s Intellectual Property which have been reduced to writing or other tangible form have been delivered by Seller to Buyer (including true and complete copies of all related licenses, and amendments and modifications thereto) or, in the case of “off the shelf” products, are otherwise referenced in Schedule 5(p).

(vi) With respect to each item of Intellectual Property listed on Schedule 5(p), no notice of a material default of a license has been sent or received by Seller which default remains uncured, and the execution, delivery or performance of Seller’s obligations hereunder and under the other instruments and agreements to be executed and delivered as contemplated hereby will not result in such a default. Each such license agreement is a legal, valid and binding obligation of Seller and the relevant other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by this Agreement will not breach the terms thereof.

(vii) Except as set forth on Schedule 5(p), Seller has not received any notice of any claim, or a threat of any claim, from any third party, and no third party claims are pending (a) challenging the right of Seller to use any Intellectual Property or alleging any violation, infringement, misuse or misappropriation by Seller of such Intellectual Property or indicating that the failure to take a license would result in any such claim, or (b) challenging the ownership rights of Seller in any such Intellectual Property or asserting any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any such Intellectual Property.

(viii) Except as set forth on Schedule 5(p), Seller has not made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee, consultant, or contractor or former employee, consultant, or contractor of Seller) of Seller’s rights to, or in connection with, any Intellectual Property. Except as set forth on Schedule 5(p), Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any such Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

(ix) With respect to consultants, contractors and employees (collectively, “Workers”) who contributed to the creation or development of Seller’s Intellectual Property, Seller has secured valid written assignments from all such Workers of the rights to such contributions that Seller does not already own by operation of law.

(x) Except as set forth on Schedule 5(p), Seller has taken all necessary and reasonable steps to protect and preserve the confidentiality of all Seller’s trade secrets (and other proprietary and confidential information), including know-how, source codes, databases, data collections, customer lists, schematics, ideas, algorithms and processes. To the best knowledge of Sellers, Seller has not breached any agreements of non-disclosure or confidentiality and is not currently alleged or claimed to have done so.

(q) Brokers and Finders Fees. Except as set forth on Schedule 5(q), whose listed fees shall be paid by Seller, no person is or will be entitled to any brokerage commissions or finder’s fees in connection with the transactions described in this Agreement as a result of any action taken by Seller or any Shareholder.

(r) Disclosure. None of this Agreement, the financial information referred to in Section 5(g) (including the footnotes thereto), any Schedule, Exhibit or certificate delivered pursuant to this Agreement or any document or statement in writing which has been supplied to Buyer or its representatives by or on behalf of Seller, CAS or the Shareholders in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to Seller, CAS or the Shareholders that could reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement, or any Schedule, Exhibit or certificate delivered pursuant to this Agreement.

(s) Contracts. All material contracts of Seller are set forth on Schedule 0. Except as set forth on Schedule 0, each material contract of Seller is in full force and effect and there exists no (i) default or event of default by Seller or, to the best knowledge of Seller, CAS and Shareholders, by any other party thereto with respect to any material term or provision of any such contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which would reasonably be expected to become a default or event of default by Seller or, to the best knowledge of Seller, CAS and Shareholders, any other party thereto, with respect to any material term or provision of any such contract. Seller has not violated any of the material terms or conditions of any contract or agreement and, to the best knowledge of Seller, CAS and Shareholders, all of the covenants to be performed by any other party thereto have been fully performed in all material respects. Seller has delivered to Buyer true and complete copies, including all amendments, of each material contract set forth on Schedule 0. Schedule 5(s) sets forth the expiration date of each contract included on such Schedule.

(t) No Prepaid Expenses. Except as set forth on Schedule 5(t), Seller has not received any deposits or prepaid expenses that are not fully earned as of the Closing Date.

(u) Capital Stock; Ownership. Seller has an authorized capital consisting of 10,000 common shares (“Shares”), without nominal or par value, of which 1,000 Shares are issued and outstanding as of the Closing Date. CAS is the registered and beneficial owner of all the Shares which are all of the issued and outstanding shares in the capital of Seller and all of which have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights. Except as described above, no shares in the capital of Seller are authorized, issued, outstanding or reserved for issuance. There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the securities of, or other equity or voting interest in, Seller, pursuant to which Seller is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, common shares, any other shares in the capital of or other equity or voting interest in, Seller or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares in the capital of or other equity or voting interest in, Seller. Except as disclosed on Schedule 5(u), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the securities of, or other equity or voting interest in, Seller. Seller has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of Seller on any matter. There are no contracts to which Seller is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any common shares of, or other equity or voting interest in, Seller or any other person or (ii) vote or dispose of any common shares of, or other equity or voting interest in, Seller. There are no irrevocable proxies and no voting agreements with respect to any equity or voting interest in, Seller. Schedule 5(u) sets forth the number of Shares and class of capital of Seller owned by CAS as of the Closing Date.

(v) U.S. Asset Purchase Agreement The representations and warranties of CAS and Shareholders set forth in Section 5 of the U.S. Asset Purchase Agreement are true and correct, which representations and warranties are incorporated herein by this reference.

(w) Residence of Seller; GST/QST Status. Seller is not a “non-resident” of Canada within the meaning of the Income Tax Act (Canada) (the “Tax Act”). Seller is registered for the purposes of the goods and services tax (“GST”) legislation and the Quebec sales tax (“QST”) legislation, and its registration numbers are 14510 5524 RT0001 and 1204662343 TQ0001, respectively. This Agreement provides for the sale to the Buyer of all or substantially all of the property used in a commercial activity that forms all of a business carried on by Seller.

6.	Representations and Warranties of Buyer and Rainmaker.

As of the Closing Date, Buyer and Rainmaker solidarily (jointly and severally) represent and warrant to Seller and each Shareholder as follows:

(a) Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the federal laws of Canada and has full corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

(b) Execution and Effect of Agreement. Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of Buyer’s obligations hereunder have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions effected hereby will (i) violate or conflict with any provision of Buyer’s Articles of Incorporation or By-Laws, (ii) (with or without the giving of notice or the lapse of time or both) violate, or result in a breach of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate the performance required by, any of the terms of any agreement, lease, mortgage, indenture or other instrument to which Buyer is a party or by which it is bound, or (iii) violate or conflict with any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer.

(d) Residence of Buyer; GST/QST Status.

Buyer is a Canadian within the meaning of the Investment Canada Act (Canada). Buyer is registered for the purposes of the GST legislation and the QST legislation, and its registration numbers are 830163564RT0001 and 1212730099TQ0001, respectively.

7.	Covenants.

(a) Public Announcements. Seller and its affiliates shall not, without the approval of Buyer, issue any press releases or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, provided that Seller may, after the Closing Date, notify its shareholders, customers, accountants, attorneys, and any other persons or entities in the ordinary course of business.

(b) Notification of Certain Matters, Further Assurances. Seller, CAS and Shareholders shall give prompt notice to Buyer of any of the following which occurs, or of which it becomes aware, following the date hereof: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any material contract as to cause a Material Adverse Effect; (ii) the occurrence or existence of any fact, circumstance or event which would result in (A) any representation or warranty made by Seller or Shareholders in this Agreement or in any Schedule, Exhibit or certificate delivered herewith, to be materially untrue or materially inaccurate or (B) the failure of any condition precedent to either party’s obligations; and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. Seller, CAS, the Shareholders and Buyer shall use commercially reasonably efforts to obtain any consents, execute any documents and take such other actions as may reasonably be necessary to fulfill the objectives of this Agreement. Buyer shall give prompt notice to Seller of any of the following which occurs, or of which it becomes aware, following the date hereof: (1) the occurrence or existence of any fact, circumstance or event which would result in (A) any representation or warranty made by Buyer in this Agreement or in any Schedule, Exhibit or certificate delivered herewith, to be materially untrue or materially inaccurate or (B) the failure of any condition precedent to either party’s obligations; and (2) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

(c) Interim Period. Between the date of this Agreement and the Closing, Seller shall, and CAS shall cause Seller to:

(i) conduct its business only in the ordinary course of business;

(ii) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(iii) confer with Buyer prior to implementing operational decisions of a material nature;

(iv) otherwise report periodically to Buyer concerning the status of its business, operations and finances, if requested by Buyer;

(v) make no material changes in management personnel without prior consultation with Buyer;

(vi) maintain the Assets in a state of repair and condition that is consistent with the requirements and normal conduct of Seller’s business;

(vii) keep in full force and effect, without amendment, all material rights relating to Seller’s business;

(viii) comply with all legal requirements and contractual obligations applicable to the operations of Seller’s business;

(ix) continue in full force and effect its insurance coverage; and

(x) maintain all books and records of Seller relating to Seller’s business in the ordinary course of business.

(d) The parties shall, pursuant to section 22 of the Tax Act and section 184 of the Taxation Act (Quebec) (the “Quebec Act”), jointly elect to have the provisions of section 22 of the Tax Act and section 184 of the Quebec Act apply to the purchase and sale of receivables. As the consideration paid by Buyer therefor, each of Seller and Buyer shall file such elections with the Canada Revenue Agency and the Ministry of Revenue Quebec with their respective tax returns for the year of sale.

(e) Seller and Buyer shall jointly elect under subsection 167(1) of the Excise Tax Act (Canada) and section 75 of the Quebec Sales Tax Act or other applicable tax legislation, following the prescribed form and including the prescribed information, with respect to the purchase and sale of the Assets pursuant to the provisions of this Agreement. Buyer shall file the joint election with the return required to be filed by Buyer under the Excise Tax Act (Canada) and the Quebec Sales Tax Act for Buyer’s reporting period in which the sale was made, in compliance with the requirements of the Excise Tax Act (Canada) and the Quebec Sales Tax Act.

8.	Conditions Precedent to Buyer’s Obligations.

Buyer’s obligations hereunder (including, without limitation, its obligation to consummate the transactions contemplated hereby on the Closing Date and its incurrence of any indemnification obligations under Section 14(c) below) are, unless waived in writing by Buyer, subject to the satisfaction of the following conditions:

(a) (i) Each of the representations and warranties of the Sellers contained in Section 5 hereof that are qualified as to materiality shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date need to be true and correct in all respects only as of such date), and (ii) each of the representations and warranties of the Sellers contained in Section 5 hereof that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date need to be true and correct in all material respects only as of such date).

(b) Seller shall have obtained, in form and substance reasonably satisfactory to Buyer, all required consents listed on Exhibit C hereto, and shall have arranged for the release on or prior to the Closing Date of all Liens which encumber any of the Assets.

(c) Since December 31, 2005, no event shall have occurred which has resulted in or is reasonably likely to result in a Material Adverse Effect.

(d) No order of any court or other governmental or regulatory body restraining, prohibiting or enjoining the consummation of the transactions contemplated hereby shall be in effect or be threatened or sought by any governmental or regulatory body. No litigation shall be pending which if adversely determined could have a Material Adverse Effect or adversely impact Buyer as the owner of the Assets.

(e) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental or regulatory body necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(f) Buyer shall have received each of the certificates, documents, agreements and other instruments set forth in Section 10(c) hereof.

(g) Buyer shall have received payment from Seller of the cash set forth in Section 1(a) hereof.

(h) The transactions contemplated by the U.S. Asset Purchase Agreement shall have closed concurrently with the Closing.

(i) The Closing Date shall have occurred on or prior to January 25, 2007.

9.	Conditions Precedent to Seller’s Obligations.

The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is, at the option of Seller, subject to the satisfaction of the following conditions:

(a) Each of the representations and warranties of Buyer contained in Section 6 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

(b) No order of any court or other governmental or regulatory body restraining, prohibiting or enjoining the consummation of the transactions contemplated hereby shall be in effect or be threatened or sought by any governmental or regulatory body.

(c) Seller shall have received each of the certificates, documents, agreements and other instruments set forth in Section 10(d) hereof.

(d) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental or regulatory body necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(e) Buyer shall have obtained, in form and substance reasonably satisfactory to Seller, all required consents to the transactions contemplated hereby, including those listed on Exhibit C.

(f) The transactions contemplated by the U.S. Asset Purchase Agreement shall have closed concurrently with the Closing.

(g) The Closing Date shall have occurred on or prior to January 25, 2007.

10.	The Closing.

(a) The Closing of the sale of the Assets pursuant to this Agreement (herein referred to as the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Palo Alto, CA 94306, on January 25, 2007, subject to the satisfaction of the conditions precedent to Buyer’s and Seller’s obligations hereunder set forth in Sections 8, 9 and 10, or at such other time and place as shall be mutually agreeable to Buyer and Seller. As used herein, the term “Closing Date” shall mean the date on which each of the conditions precedent to Buyer’s and Seller’s obligations hereunder set forth in Sections 8, 9 and 10 are satisfied (or are waived by (i) in the case of any conditions precedent to Buyer’s obligations hereunder, Buyer and (ii) in the case of any conditions precedent to Seller’s obligations hereunder, Seller).

(b) All corporate actions and proceedings to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated hereby, including obtaining the approval of Seller’s board of directors and shareholders, shall be reasonably satisfactory in form and substance to Buyer and its counsel. All corporate actions and proceedings to be taken and all documents to be executed and delivered by Buyer in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel. All corporate actions and proceedings taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(c) At the Closing, Seller shall deliver to Buyer the following:

(i) Such bills of sale, endorsements, assignments, and other good and sufficient instruments of transfer and conveyance to vest in Buyer good, valid and marketable title to the Assets, free and clear of all Liens, in accordance herewith, as well as a recent certificate of attestation issued by the Registraire des enterprises (Quebec);

(ii) A recent certificate of good standing for Seller issued by the Registrar of Joint Stock Companies for Nova Scotia;

(iii) An incumbency and specimen signature certificate, in a form provided by Buyer, dated the Closing Date, from Seller with respect to the officers of Seller and CAS executing this Agreement and any other document delivered hereunder by or on behalf of Seller;

(iv) A certificate of Seller, in a form provided by Buyer, dated the Closing Date, signed by an authorized executive officer of Seller, certifying as to the matters set forth in Sections 8(a), 8(b), 8(c), 8(d) and 8(e) hereof;

(v) A copy of the resolutions adopted by the board of directors of Seller and a copy of the resolutions adopted by the shareholders of Seller, in each case authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by a duly authorized officer of Seller, as of the Closing Date;

(vi) All required consents to the transactions listed on Exhibit C hereto and releases (or undertakings to release) for all Liens which encumber the Assets;

(vii) A certificate of Seller certifying that each issued, outstanding and unexercised option or warrant to purchase or otherwise acquire capital stock of Seller (whether or not vested) shall have been cancelled and terminated without payment of any consideration therefor; and

(viii) Such other documents and instruments as may be reasonably requested by Buyer or its counsel to effectuate the terms of this Agreement.

(d) At the Closing, Buyer shall deliver to Seller the following:

(i) A recent certificate of compliance for Buyer issued by the Director, Corporations Canada Canada and a recent certificate of attestation issued by the Registraire des enterprises (Quebec);

(ii) An incumbency and specimen signature certificate, dated the Closing Date, from Buyer with respect to the officers or other authorized persons of Buyer executing this Agreement and any other document delivered hereunder by or on behalf of Buyer;

(iii) A certificate of Buyer, dated the Closing Date, signed by an executive officer or other authorized person of Buyer, certifying as to the matters set forth in Sections 9(a), 9(b), and 9(d) hereof; and

(iv) Such other documents and instruments as may be reasonably requested by Seller or its counsel to effectuate the terms of this Agreement.

11.	Further Assurances.

Seller, CAS, Shareholders and Buyer shall, whenever and as often as reasonably requested to do so by any other party hereto, do, execute, acknowledge and deliver any and all such other and further acts, assignments and transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance to Buyer, and all other transactions, contemplated hereby.

12.	Labour, Employment and Benefits Matters.

(a) Effective as of the Closing Date and conditional upon the Closing, Buyer shall offer employment to each of the Employees, upon terms and conditions which, in the aggregate, are comparable to the terms and conditions of employment applicable to the Employees immediately prior to the Closing Date. Any Employee to whom the aforesaid offer of employment has been made and who reports for work on the day after the Closing Date shall be deemed to have accepted such offer of employment with Buyer. Those Employees who accept or are deemed to have accepted such offer are referred to herein as “Transferred Employees”.

(b) Seller and Buyer shall co-operate to effect an orderly transfer of employment of the Transferred Employees employed as at the Closing Date and in that regard, Seller shall give notice to all Employees of the sale of the Business effective as of the Closing Date, the form of such notice to be subject to the prior written approval of Buyer.

(c) Seller and Buyer agree that, with respect to all Employees:

(i) Seller shall pay and Buyer shall not assume and shall have no liability for, without limitation, all wages, salaries, overtime, bonuses, commissions, incentive payments and other amounts in respect of the period prior and up to the Closing Date to all Employees employed in the Business, including, without limitation, any amounts determined to be payable to Employees and former Employees of the Business (including retroactive salary adjustments, related withholding and interest) for any period prior to the Closing Date as a result of the application of Quebec pay equity laws;

(ii) Buyer shall be responsible for and assume any salaries, wages, overtime, vacation pay, bonuses, commissions, incentive payments and other like payments earned by the Transferred Employees in respect of the period beginning upon the Closing Date;

(iii) Sellers shall indemnify and save Buyer harmless of and from all actions, causes of action, suits, claims, demands, grievances, arbitration awards and any costs whatsoever relating thereto, which may be asserted by any Transferred Employee or Employee who, having received an offer of employment by Buyer, refuses same, in respect of the Transferred Employee’s or Employee’s employment prior to the Closing Date; and

(iv) Seller shall pay and Buyer shall not assume and shall have no liability for any compensatory indemnity in lieu of notice of termination and reasonable notice of termination owing to Employees whose employment is terminated by Seller on or prior to the Closing Date, and, conversely, Buyer shall be responsible for and assume any compensatory indemnity in lieu of notice of termination and reasonable notice of termination owing to Transferred Employees whose employment is terminated by Buyer following the Closing Date.

(d) As at the Closing Date, Transferred Employees shall cease to participate in all of Seller’s Canadian Benefit Plans and shall be entitled to participate in Buyer’s existing benefit plans, programs, policies and arrangements, which benefit plans, programs, policies and arrangements shall be no less favorable to the Transferred Employees than the Seller’s Canadian Benefit Plans. Periods of employment with Seller, to the extent permitted and recognized under the Canadian Benefit Plans immediately prior to the Closing Date, shall be taken into account for purposes of determining, as applicable, eligibility for participation and vesting of benefits of any Transferred Employee under Buyer’s plans.

(e) Buyer shall not assume any liability or obligation arising out of any Canadian Benefit Plan. Seller shall be solely responsible for complying with all of its obligations, if any, to the Employees and Transferred Employees prior to the Closing Date.

(f) Buyer shall use its best efforts to arrange to have coverage under the Buyer’s plans as of the Closing Date but, at Buyer’s request, Seller agrees to assist Buyer in arranging coverage with Seller’s current benefits provider for any or all of the Transferred Employees through the end of the third month following the month in which the Closing Date occurs. In any event, Transferred Employees shall cease to be covered under the Seller’s plans upon being covered under Buyer’s plans. Buyer shall remit directly to the benefit providers any premiums required under the benefit plans with respect to the Transferred Employees and shall fully reimburse Seller for any costs it incurs by reason of providing the foregoing coverage.

13.	Survival of Representations and Warranties.

Each of the representations and warranties contained herein shall survive the Closing and remain in full force and effect for a period of twelve (12) months following the Closing Date, except that the representations and warranties contained in Sections 5(a), 5(b), 5(c)(i), 5(c)(iii), 5(d), 5(k), 5(o) and 5(p), hereof and Sections 6(a) and 6(b) hereof shall survive for a period of thirty-six (36) months following the Closing Date.

14.	Indemnification.

In addition to those indemnifications set out in this Agreement, each of the parties hereto acknowledge and agree that the indemnification, indemnification procedure and matters concerning third party claims set out in the U.S. Asset Purchase Agreement shall apply to the subject matter of this Agreement as provided for therein.

15.	Notices.

Any notices or communications required or permitted hereunder shall be sufficiently given if in writing and personally delivered, telecopied or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight courier service, addressed as follows or to such other address as any party shall have specified in conformity with the foregoing:

(a)	If to Buyer or Rainmaker, to:

Rainmaker Systems, Inc

900 East Hamilton Avenue, Suite 400

Campbell, California 95008

Attention: Steve Valenzuela

Telecopy No.: (408) 369-0910

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

Five Palo Alto Square, 6th Floor

Palo Alto, California 94306

Attention: David Dedyo

Telecopy No.: (650) 320-1937

(b)	If to Seller, CAS, the Representative or the Shareholders, to:

CAS Systems, Inc.

1330 Broadway

Oakland, California 94612

Attention: Barry Hanson

Telecopy No.: (510) 285-3812

with a copy to:

Wendel, Rosen, Black & Dean LLP

1111 Broadway, 24th Floor

Oakland, California 94607

Attention: Walter Turner, Esq.

Telecopy No.: (510) 834-1928

16.	Entire Agreement.

This Agreement and the U.S. Asset Purchase Agreement, including the Exhibits and Schedules hereto and thereto represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, including that certain letter agreement, dated November 17, 2006, between CAS and Rainmaker. This Agreement cannot be amended, supplemented or changed, nor can any provision hereof be waived, except by a written instrument signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

17.	Successors; No Third Party Rights.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other parties and any attempted assignment without the required consent shall be void, except that Buyer may without such consent assign this Agreement or any of its rights or obligations hereunder to one or more Affiliates of Buyer, provided, however, that Buyer will not as a result of such assignment be relieved of liability with respect to any of its obligations to Seller hereunder. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Indemnified Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 19.

18.	Section Headings.

The Section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

19.	Applicable Law.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of Quebec, without regard to the principles thereof relating to conflict of laws.

20.	Expenses.

Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby. Any and all land transfer taxes, federal and provincial sales taxes and all other taxes or other like charges properly payable upon and in connection with the transfer of the Assets to the Buyer, including, but not limited to GST and QST but excluding any income taxes payable by Seller as a result of the completion of the transactions herein shall be paid by Seller; provided that, except as otherwise required by law, the parties agree to use commercially reasonable efforts to cooperate with each other to avoid or minimize any sales, use or other transfer taxes due in connection with the transfer of the Assets.

21.	Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

22.	Counterparts.

This Agreement may be executed in one or more counterparts, confirmed by facsimile signatures transmitted by telephone or PDF formatted signatures transmitted by electronic mail, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.	Representative of the Shareholders; Power of Attorney.

(a) The Representative is hereby appointed and authorized by each Shareholder as agent and attorney-in-fact for each Shareholder, for and on behalf of such Shareholder, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims by Buyer or any other Buyer Indemnitee, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative may be changed by the Shareholders from time to time upon not less than fifteen (15) days’ prior written notice to Buyer or such shorter period as shall be acceptable to Buyer in its reasonable discretion. No bond shall be required of the Representative, and the Representative shall not receive compensation for its services. Notices or communications to or from the Representative shall constitute notice to or from each of the Shareholders, and the Representative is hereby authorized by the Shareholders to give and receive notices and other communications under this Agreement on behalf of each Shareholder.

(b) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall jointly and severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

(c) In order to induce the Representative to act in such capacity, the Representative:

(1) shall not be under any duty to give greater consideration to the interest of any Shareholder or Shareholders than to that of any other Shareholder or Shareholders;

(2) may act in reliance upon any statement (oral or written), instrument or signature believed by the Representative to be genuine and may assume that any such statement, instrument or signature purportedly given by any Shareholder in connection with this Agreement has been given by such Shareholder;

(3) shall not be liable to the Shareholders for any mistake of fact or error in judgment or for any acts of omission of any kind unless by the Representative’s own gross negligence, bad faith or willful misconduct;

(4) shall not be required to make any representation as to the validity, value or genuineness of any document or instrument held by the Representative or delivered by the Representative;

(5) shall not be obligated to risk its own funds in the course of performing as Representative; and

(6) shall not have any duties or responsibilities except those expressly set forth in this Agreement or any other agreement to which the Representative is a party and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Representative.

24.	Actions of the Representative.

A decision, act, consent or instruction of the Representative under or in connection with this Agreement shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each of such Shareholders, and Buyer may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each and every such Shareholder. Buyer is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the

25.	Attorneys’ Fees.

In any action brought by a party to enforce the terms of this Agreement, the prevailing party shall be entitled to all out-of-pocket attorneys’ fees and disbursements which are reasonably incurred in the pursuit of such action.

26.	Submission to Jurisdiction; Waiver of Venue; Etc.

(a) Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN ALAMEDA COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.

(b) Waiver of Venue. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

27.	Currency

Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to United States currency.

28.	English Language.

The parties confirm that it is their wish that this Agreement and any other documents delivered or given pursuant to this Agreement, including notices, have been and shall be in the English language only. Les parties aux présentes confirment leur volonté que cette convention de même tous les documents, y compris tous avis, s’y rattachant, soient rédigés en anglais seulement.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first written above.

RAINMAKER SYSTEMS, INC.

Per:	/s/ Michael Silton
Michael Silton President and Chief Executive Officer

CAS SYSTEMS, INC.

Per:	/s/ Barry Hanson
Barry Hanson Chief Executive Officer

3079028 NOVA SCOTIA COMPANY

Per:	/s/ Barry Hanson
Barry Hanson Chief Executive Officer

RAINMAKER SYSTEMS (CANADA) INC.

Per:	/s/ Michael Silton
Michael Silton President

[Signatures continue on next page]

/s/ Barry Hanson
BARRY HANSON, as Representative

/s/ Barry Hanson
BARRY HANSON, as Shareholder

/s/ Larry Norris
LARRY NORRIS, as Shareholder

/s/ Kerry Cunningham
KERRY CUNNINGHAM, as Shareholder